Exhibit 4.5
CERTIFICATE OF INCORPORATION
OF
WILLIAMS PARTNERS FINANCE CORPORATION
          ARTICLE FIRST: The name of the corporation is Williams Partners Finance Corporation.
          ARTICLE SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the corporation’s registered agent at that address is The Corporation Trust Company.
          ARTICLE THIRD: The corporation may engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          ARTICLE FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value of $0.01 per share.
          ARTICLE FIFTH: The name of the incorporator is Peggy Landrum and her mailing address is c/o Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172.
          ARTICLE SIXTH: The number of directors of the corporation shall be fixed from time to time by or in the manner provided for in the bylaws of the corporation but shall never be less than one. In case of any increase in the number of directors, the additional directors may be elected by the directors then in office or by the stockholders at any annual or special meeting. The names and mailing addresses of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Mailing Address
Alan S. Armstrong	One Williams Center, Tulsa, OK 74172
Donald R. Chappel	One Williams Center, Tulsa, OK 74172
Steven J. Malcolm	One Williams Center, Tulsa, OK 74172
          ARTICLE SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation.
          ARTICLE EIGHTH: No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except that a director shall remain liable to the extent provided by law: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or deletion of this Article shall impair the immunity of any person under this Article for any act or omission occurring prior to the effectiveness of such amendment or deletion.
          ARTICLE NINTH: A director of this corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser, or otherwise, nor in the absence of fraud, shall any transaction or contract of this corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member or an employee or any corporation of which any director is an officer, director, stockholder, or employee is in any way interested in such transaction or contract, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the corporation upon such contract or transaction, and, in the absence of fraud, no director or directors having such adverse interest shall be liable to the corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it under or by reason of any such contract or transaction; nor, in the absence of fraud, shall any such director or directors be accountable for any gains or profits realized thereon.
          ARTICLE TENTH: The corporation shall indemnify any person (including the heirs, executors or administrators of such a person) who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (defined below), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the General Corporation Law of the State of Delaware, as same may be amended from time to time. To the extent the present or former spouse(s) of any party indemnified hereunder is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding solely by virtue of his or her marital relationship to such indemnified party, such spouse shall be indemnified hereunder to the fullest extent permitted by the General Corporation Law of the State of Delaware, as same may be amended from time to time. Such indemnification as hereinabove provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.
          As used herein, the term “proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation), any appeal in such an action, suit, or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding.
          ARTICLE ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a matter as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
          ARTICLE TWELFTH: The corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation or bylaws of the corporation, from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of this corporation by this certificate of incorporation or any amendment hereof are subject to such right of the corporation.
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          I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of June, 2006.

/s/ Peggy Landrum
Peggy Landrum, Incorporator